Exhibit 10(i)(a)(1)

COINSURANCE AGREEMENT

This Coinsurance Agreement (this “Agreement”), effective as of August 19, 2019, is by and between CMFG Life Insurance Company, a stock insurance corporation organized under the laws of the State of Iowa (hereinafter referred to as the “Reinsurer”), and MEMBERS Life Insurance Company, a stock insurance corporation organized under the laws of the State of Iowa (hereinafter referred to as the “Company”).

The Company and the Reinsurer mutually agree to enter into a reinsurance transaction under the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement solely between the Company and the Reinsurer, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance, except as set forth in the insolvency provisions of this Agreement, shall anyone other than the Company or the Reinsurer have any rights under this Agreement, and the Reinsurer shall have no obligation or liability to any insured, owner, beneficiary or other third party under the policies reinsured hereunder.

ARTICLE I

Definitions

As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

1.1	“Business Day” means any day that is not a Saturday, Sunday or other day on which national banking institutions are required or permitted by law or executive order to be closed.

1.2	“Company’s Separate Account” shall mean the insulated, non-unitized separate account (or accounts) established and maintained by the Company pertaining to the reinsured policies.

1.3	“Effective Date” shall have the meaning set forth in Section 2.1.

1.4	“Expense Allowance” shall have the meaning set forth in Section 4.3.

1.5	“Insurance Taxes and Charges” means all premium taxes and other insurance taxes (not including any federal, state or local tax measured by income) and guaranty fund assessments payable by the Company on account of the Reinsured Policies.

1.6	“Policy Benefits” shall mean all annuity payouts, partial surrenders, full surrenders, death claims (if applicable), and all other contractual benefits or liabilities of any kind payable under the Reinsured Policies, including, without limitation, any extracontractual liabilities related thereto.

1.7	“Premiums” means the gross consideration payable on account of the Reinsured Policies.

1.8	“Monthly Accounting Period” means a monthly accounting prepared in accordance with Iowa SAP and prepared by the Company in accordance with the provisions of Article VI hereof from the Effective Date through September 30, 2019 and each calendar month thereafter.

1.9	“Quota Share Percentage” shall have the meaning set forth in Section 2.1.

1.10	“Reinsured Policies” shall mean all (i) policies and annuity contracts classified by the Company as CUNA Mutual Group Zone Income annuity products, including any amendments, riders or endorsements attached thereto and any reinstatements thereof, and (ii) all Supplementary Contracts, in each case issued, written or exchanged by the Company on or following the Effective Date and through the date of termination of this Agreement.

1.11	“Reinsurer’s Separate Account” means the separate account (or accounts) established and maintained by the Reinsurer for purposes of holding assets and reserves attributable to the portion of business reinsured hereunder that is ceded directly from the Company’s Separate Account.

1.12	“Reserves” means, as of any date, all reserves, deposit fund liabilities and any other liabilities whatsoever for or under the Reinsured Policies calculated consistent with the reserve requirements, statutory accounting rules, and actuarial principles applicable to the Company and/or the Reinsurer.

1.13	“Settlement Amount” means the net amount due and payable to either party with respect to any Monthly Accounting Period as set forth in Section 6.1.

1.14	“Supplementary Contracts” means all supplementary contracts, whether with or without life contingencies, issued by the Company in exchange for a Reinsured Policy.

ARTICLE II

Coverage

2.1	Coverage. Upon the terms and subject to the conditions of this Agreement, as of 12:01 a.m., Central Time, on August 19, 2019 (the “Effective Date”), the Company shall cede to the Reinsurer, and the Reinsurer shall assume from the Company, all liabilities under the Reinsured Policies on a one hundred percent (100%) coinsurance basis (the “Quota Share Percentage”). The liability of the Reinsurer hereunder with respect to the Reinsured Policies shall begin simultaneously and automatically with that of the Company, but not prior to the Effective Date.

2.2	Conditions. All coinsurance for which the Reinsurer is liable hereunder shall be subject to the same rates, terms, conditions, waivers, modifications, alterations, cancellations, limitations and restrictions as are contained in or otherwise apply to the Reinsured Policies, except as otherwise provided in this Agreement. Whenever a change is made in the status, plan, amount or other material feature of a Reinsured Policy, the Reinsurer will provide adjusted reinsurance coverage in accordance with the provisions of this Agreement.

2.3	In-Force Business. This Agreement excludes all policies or contracts written or issued by the Company prior to the Effective Date (the “In-Force Business”). For the avoidance of doubt, all of the Company’s In-Force Business is reinsured by the Reinsurer on a ninety-five percent (95%) coinsurance basis pursuant to that certain Coinsurance Agreement, dated October 31, 2012, by and between the Company and the Reinsurer, which agreement shall provide coverage for any prior-year loss reserve development with respect to the In-Force Business.

ARTICLE III

General Provisions

3.1	Inspection. Either party or its designated representative may, upon reasonable advance notice and during normal business hours at the offices of the Company or the Reinsurer, as the case may be, conduct reasonable inspections of the books and records of the other party reasonably relating to the Reinsured Policies or this Agreement for such period as this Agreement remains in effect and as long thereafter as the Company or the Reinsurer, as the case may be, has any outstanding obligation under this Agreement.

3.2	Setoff and Recoupment. Subject to the limitation on setoff set forth in Section 6.2, any debts or credits incurred or arising on or after the Effective Date in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the net balance shall be allowed or paid; provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of applicable law.

3.3	Compliance with Applicable Laws. The Company and the Reinsurer shall maintain all licenses, obtain all regulatory approvals and comply with all applicable laws and regulatory requirements necessary to perform their respective obligations under this Agreement.

ARTICLE IV

Payments

4.1	Premiums. The Company shall pay the Reinsurer the Quota Share Percentage of all Premiums payable on account of the Reinsured Policies as such Premiums are due and received. Premiums received by the Company and payable to the Reinsurer shall be reflected in the Monthly Accounting Reports prepared by the Company and included in the calculation of the applicable Settlement Amounts pursuant to Section 6.1. All Premiums remitted from the Company’s Separate Account shall be deposited directly into the Reinsurer’s Separate Account. The Reinsurer shall be permitted to invest premiums deposited into the Reinsurer’s Separate Account in accordance with the investment guidelines attached hereto as Exhibit A (the “Investment Guidelines”). The Reinsurer shall have the authority to manage, substitute and re-invest assets held in the Reinsurer’s Separate Account at its discretion, provided that (a) all assets held in or transferred to the Reinsurer’s Separate Account shall comply at all times with the Investment Guidelines, and (b) the aggregate value of assets held in the Reinsurer’s Separate Account shall at all times be no less than the outstanding reserves and other liabilities reinsured from the Company’s Separate Account. All assets held in the Reinsurer’s Separate Account shall be used solely to satisfy liabilities attributable to the Company’s Separate Account and shall not be chargeable with liabilities arising out of any other business of the Company or the Reinsurer. The Reinsurer shall provide the Company with a semi-annual report (or more frequently if requested by the Company), with a copy provided to the Iowa Insurance Division, summarizing the investment holdings in the Reinsurer’s Separate Account with respect to the six-month period at issue.

4.2	Policy Benefits. The Reinsurer shall pay its Quota Share Percentage of all Policy Benefits paid by the Company during the current Monthly Accounting Period. Policy Benefits payable to the Company shall be reflected in the Monthly Accounting Reports prepared by the Company and included in the calculation of the applicable Settlement Amount pursuant to Section 6.1. Any Policy Benefit payable by the Reinsurer attributable to the Company’s Separate Account shall be satisfied solely through assets held in the Reinsurer’s Separate Account. Any Policy Benefit payable by the Reinsurer hereunder attributable to the Company’s general account shall be satisfied using assets from the Reinsurer’s general account.

4.3	Expense Allowance. As reimbursement for expenses and costs incurred by the Company in the sale and administration of the Reinsured Policies, including but not limited to (i) commissions, (ii) acquisition expenses, (iii) expenses incurred in the provision of policyholder and benefit payment services, and (iv) Insurance Taxes and Charges, the Reinsurer shall pay to the Company a monthly expense allowance in an amount equal to the Quota Share Percentage of the actual allocated expenses and costs incurred by the Company with respect to the Reinsured Policies for the monthly period at issue, which expenses and costs shall be allocated between the Company’s Separate Account and the Company’s general account in accordance with SSAP 70 (the “Expense Allowance”). The Expense Allowance shall be reflected in the Monthly Accounting Reports prepared by the Company and included in the calculation of the applicable Settlement Amount pursuant to Section 6.1.

4.4	Payments. All payments pursuant to this Agreement shall be made in U.S. dollars and immediately available funds.

ARTICLE V

Administration

5.1	Policy Administration. The Company shall provide all required, necessary and appropriate claims, administrative and other services with respect to the Reinsured Policies. The Company shall use reasonable care in its underwriting, administration and claims practices with respect to the Reinsured Policies and in administering and performing its duties under this Agreement and such practices, administration and performance shall (a) conform with applicable law; (b) not be fraudulent; and (c) be no less favorable than those used by the Company with respect to other policies of the Company not reinsured by the Reinsurer.

5.2	Record Keeping. The Company shall maintain appropriate books and records relating to the Reinsured Policies in accordance with industry standards of insurance record keeping. In the event of the termination of this Agreement and upon the request of the Company, any records in the possession of the Reinsurer related to the Reinsured Policies shall be duplicated and forwarded to the Company. The Company shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Policies and shall make such documentation available for examination and inspection by the Reinsurer upon request.

ARTICLE VI

Accounting and Settlement

6.1	Monthly Accounting Reports. Within thirty (30) calendar days following the end of each Monthly Accounting Period, the Company shall provide the Reinsurer with a monthly report which shall list each of the payment obligations pursuant to Article IV for such Monthly Accounting Period and such other information regarding the Reinsured Policies as may be mutually agreed upon by the parties (the “Monthly Accounting Reports”). Each Monthly Accounting Report shall separately identify payment obligations attributable to the Company’s Separate Account and payment obligations attributable to the Company’s general account. In addition to the Monthly Accounting Reports, the Company shall provide the Reinsurer with any additional information related to this Agreement or the Reinsured Policies as is reasonably necessary for the Reinsurer to satisfy any financial reporting or disclosure requirements or to comply with any applicable laws. Each Monthly Account Report will include separate calculations of the Settlement Amount for that Monthly Accounting Period related to the Company’s Separate Account and the Company’s general account with respect to the Reinsured Policies. The term “Settlement Amount” for any Monthly Accounting Period shall mean an amount equal to the difference between (i) Premiums payable pursuant to Section 4.1, less (ii) Policy Benefits payable pursuant to Section 4.2, less (iii) the Expense Allowance payable pursuant to Section 4.3, in each case calculated for the Company’s Separate Account and the Company’s general account.

6.2	Settlements. If the Settlement Amount prepared by the Company for the Company’s Separate Account or the Company’s general account shows a net balance payable to the Reinsurer, the Company shall remit such balance(s) to the Reinsurer within thirty (30) Business Days following delivery of the Monthly Accounting Report. If the Settlement Amount for the Company’s Separate Account or the Company’s general account shows a net balance payable to the Company, the Reinsurer shall remit such balance(s) to the Company within thirty (30) Business Days following receipt of the Monthly Accounting Report. Any Settlement Amount payable by the Reinsurer from the Reinsurer’s Separate Account shall be satisfied solely from assets held in the Reinsurer’s Separate Account. In addition, any balances due hereunder on account of the Company’s Separate Account shall not be offset against balances attributable to the Company’s general account.

6.3	Reconciliation. Each party shall have the right to review and dispute individual components of the transactions reflected in the Monthly Accounting Reports, and to request adjustments, as appropriate. Any amount due either party in connection with any adjustment shall be paid within thirty (30) Business Days following the parties’ resolution of such adjustment.

ARTICLE VII

Term and Termination

7.1	Term. The coinsurance provided under this Agreement shall remain continuously in force for so long as the Company shall remain liable on the Reinsured Policies or until terminated by either party by written notice given to the other party at least twelve (12) months in advance of the termination date, a copy of which shall be provided to the Iowa Insurance Division.

7.2	Runoff Coverage. If this Agreement is terminated, the coinsurance hereunder shall continue to apply to benefits and/or claims under all Reinsured Policies (including any lapsed, surrendered, reinstated, renewed or matured Reinsured Policy) until the Company’s obligations under the Reinsured Policies ceases. The parties hereto expressly covenant and agree that, in the event of termination of this Agreement, they will cooperate with each other in the handling of all such run-off insurance business until the Company’s obligations under the Reinsured Policies ceases. All costs and expenses associated with the handling of such run-off business shall be borne solely by the Reinsurer. For the avoidance of doubt, in the event this Agreement is terminated, the coinsurance hereunder shall not apply to any life insurance policies or annuity contracts, or binders, contracts, certificates, riders, endorsements, supplemental benefits, or other agreements related or attaching to such insurance policies or contracts, that were first issued or assumed by the Company on or after the effective date of any termination of this Agreement.

7.3	Recapture. The Policies are not eligible for recapture by the Company except upon the mutual agreement of the Company and the Reinsurer.

ARTICLE VIII

Insolvency

8.1	Insolvency of Ceding Company. In the event of insolvency and the appointment of a conservator, liquidator, or statutory successor of the Company, the reinsurance hereunder shall be payable directly to the conservator, rehabilitator, liquidator, receiver or statutory successor of the Company on the basis of claims allowed against the Company by any court of competent jurisdiction or by any conservator, rehabilitator, liquidator, receiver or statutory successor of the Company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, rehabilitator, liquidator, receiver or statutory successor of the Company has failed to pay all or a portion of any claims. Payments by the Reinsurer, as set forth herein, shall be made directly to the Company or to its conservator, rehabilitator, liquidator, receiver or statutory successor. The conservator, rehabilitator, liquidator, receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy reinsured, within a reasonable time after such claim is filed and the Reinsurer may investigate and interpose, at its own expense, in any proceeding where such claim is to be adjudicated, any defense or defenses that the Reinsurer may deem available to the Company or to its conservator, rehabilitator, liquidator, receiver or statutory successor.

ARTICLE IX

Dispute Resolution

9.1	Dispute Resolution. if a dispute, controversy, or claim arises out of or relates to this Agreement, or an alleged breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Rules, before resorting to arbitration. If the matter has not been resolved pursuant to mediation within thirty (30) calendar days of the commencement of such mediation (which period may be extended by mutual agreement in writing), then any unresolved dispute, controversy, or claim arising out of or relating to this Agreement, its termination or non-renewal, or any breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a sole arbitrator or, at the election of either party, before a panel of three arbitrators. Selection of the arbitrator(s) shall be in accordance with the Commercial Arbitration Rules of the AAA. The arbitrator(s) shall allow each party to conduct limited relevant discovery. The arbitrator(s) shall have no authority to award punitive damages or any damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement and applicable state and federal laws. All fees and expenses of arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of the arbitration matter. Any such arbitration shall be conducted in Madison, Wisconsin.

ARTICLE X

DAC Tax

10.1	Party. The term “party” will refer to either contracting company as appropriate.

10.2	Other Terms. The terms “Net Positive Consideration”, “Specified Policy Acquisition Expenses” and “General Deductions Limitation” used in this Article are defined by reference to Regulation Section 1.848-2 and Code Section 848.

10.3	DAC Tax Election. The parties to this Agreement make the election set forth below pursuant to Section 1.848-2(g) (8) of the Income Tax Regulations issued under Section 848 of the Internal Revenue Code of 1986, as amended (the “Code”). This election shall be effective for taxable year 2013 and for all subsequent taxable years for which this Agreement remains in effect.

(a)	The party with the Net Positive Consideration for this Agreement for each taxable year will capitalize Specified Policy Acquisition Expenses with respect to this Agreement without regard to the General Deductions Limitation of Code Section 848(c)(1).

(b)	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year, or as otherwise required by the Internal Revenue Service, to ensure consistency.

(c)	The Company will submit a schedule to the Reinsurer by May 1 of each year with its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the Company attesting to the calculation contained in said schedule. The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within thirty (30) calendar days of the Reinsurer’s receipt of the Company’s calculation.

(d)	If the Reinsurer contests the Company’s calculation, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) calendar days of the date that the Company receives the Reinsurer’s alternative calculation. If the parties reach an agreement on the net consideration calculation, each party will report the agreed upon amount in its income tax return for the preceding calendar year. If the parties are unable to reach an agreement on the amount of net consideration, then the dispute shall be resolved pursuant to Article IX of this Agreement. If Reinsurer does not contest the Company’s calculation the parties will utilize the calculation provided by the Company for reporting purposes in their respective income tax returns for the preceding year.

ARTICLE XI

Miscellaneous Provisions

11.1	Headings. Headings used herein are not a part of this Agreement or related documents and shall not affect the terms hereof.

11.2	Notices. All notices and communications hereunder shall be in writing and shall become effective when received. Any written notice shall be sent by either certified or registered mail, return receipt requested, overnight delivery service (providing for delivery receipt), electronic facsimile transmission, or delivered by hand. All notices or communications under this Agreement shall be addressed as follows: If to the Company:

MEMBERS Life Insurance Company

5910 Mineral Point Rd.

Madison, WI 53705

Attention: Treasurer

If to the Reinsurer:

CMFG Life Insurance Company

5910 Mineral Point Rd.

Madison, WI 53705

Attention: Treasurer

11.3	Successors and Assigns. This Agreement and related documents cannot be assigned by either party without the prior written consent of the other and the prior approval of the Iowa Insurance Division. The provisions of this Agreement and related documents shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns as permitted herein.

11.4	Execution in Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

11.5	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the business being reinsured hereunder and there are no understandings between the parties other than those expressed in this Agreement. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties hereto.

11.6	Regulatory Approval of Amendments. No amendment of this Agreement will be effective without the prior approval of the Iowa Insurance Division. Similarly, when and if, under other applicable laws or regulations, the approval of any amendment to this Agreement or related documents by one or more federal, state or local regulatory authorities is required, the amendment shall not take effect unless and until all such necessary approvals have been received by the Company.

11.7	Governing Law. This Agreement and related documents shall be governed by and construed in accordance with the laws of the State of Iowa.

11.8	Severability. In the event any section or provision of this Agreement or related documents is found to be void and unenforceable by a court of competent jurisdiction, the remaining sections and provisions of this Agreement or related documents shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had not been severed or deleted.

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EXHIBIT A

Investment Guidelines CMFG Life Insurance Company

Risk Control Separate Account

and Declared Rate Separate Account

Risk Control Separate Account Limits

Broad Asset Class	Asset Class	Minimum	Maximum
Near Risk-Free		4%	100%
	Cash	0%	100%
	Government	1%	100%
	Agency MBS*	3%	40%
Corporate		20%	80%
	Public – Investment Grade	20%	80%
	Private – Investment Grade	0%	20%
	High Yield	0%	10%

Other Credit		0%	30%
	Municipal	0%	5%
	Mortgage Loan	0%	25%

Structured Credit		3%	25%
	ABS	0%	20%
	CMBS	0%	20%
	CLO	0%	20%
	RMBS	0%	5%

Equity or Near-Equity		0%	5%
	Real Estate	0%	0%
	Alternative – Mezzanine	0%	5%
	Alternative – Private Equity	0%	5%
	Public Equity	0%	5%

 *A pass-through security or unleveraged CMO class

Derivatives

Derivatives will primarily be limited to those hedging liability risks. Risks hedged would primarily be the equity market related guarantees of the CUNA Mutual Group Zone Income Annuity Contract but can also include rate and credit oriented exposures generally related to liability reserves. Derivative usage and limits on notional amounts will be set by the Board of Directors of CMFG Life Insurance Company from time to time and must comply with the CMFG Life Insurance Company Derivative Use Plan and Derivative Policy.

Transfer restrictions

Assets may be transferred into and out of the separate accounts as long as asset values exceed liability values after such transfers. Impaired securities, securities in default or assets encumbered by other agreements (modified coinsurance “segregated” assets, collateral for trusts, etc.) may not be transferred into the separate accounts.

Borrowing to Support the Separate Accounts

Assets of the Separate Accounts may be used to collateralize borrowing in order to meet short- term liquidity needs of the Separate Accounts.

Use of Funding Agreements

Assets of the Separate Accounts may be used to collateralize funding agreements with the Federal Home Loan Bank (“FHLB”). Funding agreement proceeds will be invested within the Separate Accounts in assets that are consistent with these investment guidelines and that match funding agreement liabilities. Funding agreement liabilities will be recorded in the Separate Accounts.

Securities Lending

The Separate Accounts may participate in a securities lending program consistent with the terms of the general account securities lending program in which collateral is received for loaned securities, provided investments made with such collateral are invested within the Separate Accounts in assets consistent with these Investment guidelines and that match securities lending program liabilities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to executed by their duly authorized representative.

CMFG Life Insurance Company

By:
Name:	Thomas Merfeld
Title:	EVP, Chief Financial Officer

Date:	8/19/2019

MEMBERS Life Insurance Company

By:
Name:	Brian Borakove
Title:	VP, Corporate Treasurer

Date:	8/21/19